Exhibit 99.1

Press Release: April 18, 2008

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source:	MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces Results for 1st Quarter 2008.

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI—News) today reported record total assets of $489.9 million at March 31, 2008, an increase of $55.1 million, or 13%, when compared to the $434.8 million reported at March 31, 2007. Total loans, net of mortgage loans held-for-sale, were a record $386.9 million at March 31, 2008, an increase of $60.7 million, or 19%, from the level a year ago. Total deposits at the end of the quarter were $390.7 million, an increase of $26.6 million, or 7%, when compared to 2007 1st quarter balances.

MidCarolina reported net income available to common shareholders of $812,000 for the quarter ended March 31, 2008, a decrease of 6% when compared to the $863,000 reported for the first quarter of 2007. Diluted earnings per common share, adjusted for a 5-for-4 stock split effected as a 25% stock dividend issued January 19, 2007, decreased to $0.16 for first quarter 2008, compared to $0.18 in 2007.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The dramatic and rapid decreases in short-term interest rates during the first quarter, caused by the Federal Reserve’s initiatives to stimulate our nation’s economy which has been hampered by real estate related concerns, have negatively impacted our interest margin. The Bank’s asset quality remains excellent despite the general market conditions and we are pleased that we did not participate in the origination of sub prime mortgages. Our growth of quality in-market loans has continued at our planned rate. Due to this loan growth and our conservative approach to the market conditions noted, we chose to increase our provision to loan loss reserves by $225,000 in the first quarter. The Board of Directors and management are encouraged with our operating results for the first quarter of 2008. We are proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford Counties. Considering the uncertainty of the housing market as well as the significant changes in interest rates, we are very pleased with our Company’s performance and credit quality. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with personalized full brokerage services for stocks, bonds and mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see

MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,
	2008 (Unaudited)	2007 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,585	$7,305	3.8%
Interest expense	4,318	4,102	5.3%

Net interest income	3,267	3,203	2.0%
Provision for loan losses	225	—

Net interest income after provision for loan losses	3,042	3,203	-5.0%
Noninterest income	731	577	26.7%
Noninterest expense	2,388	2,388	0.0%

Income before income tax expense	1,385	1,392	-0.5%
Provision for income taxes	469	425	10.4%

Net income	916	967	-5.3%
Dividends on preferred stock	(104)	(104)	—

Net income available to common shareholders	$812	$863	-5.9%

PER SHARE DATA
Earnings per common share, basic	$0.17	$0.19	-10.5%
Earnings per common share, diluted	0.16	0.18	-11.1%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.77%	0.92%
Return on average common equity	10.92%	14.72%
Net yield on earning assets (taxable equivalent)	2.85%	3.21%
Average equity to average assets	7.31%	6.72%
Allowance for loan losses as a percentage of total loans, end of period	1.20%	1.29%
Non-performing assets to total assets, end of period	0.26%	0.58%
Ratio of net charge-offs to average loans outstanding	0.01%	0.00%

	As of March 31,
	2008 (Unaudited)	2007 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$386,882	$326,153	18.6%
Allowance for loan losses	4,650	4,212	10.4%
Loans, net of allowance for loan losses	382,232	321,941	18.7%
Securities, available for sale	70,304	75,145	-6.4%
Total Assets	489,845	434,769	12.7%

Deposits:
Noninterest-bearing deposits	30,904	38,944	-20.7%
Interest-bearing demand and savings	85,911	83,911	2.4%
CD’s and other time deposits	273,845	241,167	13.6%
Total Deposits	390,660	364,022	7.3%
Borrowed Funds	53,000	30,000	76.7%
Junior Subordinated Debentures	8,764	8,764	0.0%
Total interest-bearing liabilities	421,520	363,842	15.9%
Shareholders’ Equity	35,454	29,422	20.5%